Exhibit (e)

Rule 466 Certification

The depositary, Citibank, N.A., represents and certifies the following:

(i)	That it previously had filed a registration statement on Form F-6 (Registration No. 333-213560), which the U.S. Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Form F-6 Registration Statement (except for the identity of (i) the agent for service noted on the front page, and (ii) the authorized representative in the United States noted on the signature page, on the Post-effective Amendment to Registration Statement on Form F-6); and

(ii)	That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

CITIBANK, N.A., as Depositary

By:	/s/ Keith Galfo
Name: Keith Galfo
Title: Vice President